Exhibit 23.5

October 14, 2014

Kimree, Inc.

Xiagang Section, Luotang Village

Shuikou Street, Huicheng District

Huizhou, Guangdong Province 516005

People’s Republic of China

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Kimree, Inc. (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that upon the effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Thomas Man-Sing Lai
Name: Thomas Man-Sing Lai